UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 23, 2011

Landstar System, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21238	06-1313069
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida		32224
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-398-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Landstar System, Inc (NASDAQ: LSTR), together with its subsidiaries (“Landstar” or the “Company”), announced today that on September 23, 2011, a jury sitting in a state court in Cobb County, Georgia, entered a damage award of approximately $40.2 million (such amount, plus pre-judgment interest and a portion of plaintiffs’ attorney fees in an amount not yet determined are collectively referred to herein as the “Damage Award”) against Landstar Ranger, Inc., Landstar System Holdings, Inc. and Landstar System, Inc.  The Damage Award arises out of an accident that occurred in February, 2007, involving a truck owner-operator leased to Landstar Ranger, Inc.

Under the terms of the commercial trucking insurance program that Landstar had in place in 2007, Landstar retained liability for up to $5 million with respect to the accident giving rise to the Damage Award.   Landstar has third party insurance in place covering all amounts of the Damage Award in excess of such $5 million retention, including all related out-of-pocket expenses, such as the costs of an appeal bond, post-judgment interest and attorney fees.

The Company previously recorded a $5 million charge in respect of this accident in the financial results of the Company for the 2007 first quarter.  Accordingly, the Company’s payment of its portion of the Damage Award up to its $5 million retention would not reduce the operating income or net income of the Company for the 2011 third quarter or any other future financial period in which such payment may ultimately be made.

The Company and its insurers intend to appeal the Damage Award.  No assurances can be given regarding the outcome of such appeal. See item 1A, “Risk Factors — Increased severity or frequency of accidents and other claims” and “Risk Factors - Dependence on third party insurance companies” from the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010, each of which are incorporated herein, for a discussion of certain risks associated with commercial trucking claims and the Company’s commercial trucking insurance program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landstar System, Inc.

September 26, 2011	By:	James B. Gattoni

Name: James B. Gattoni
Title: Vice President and Chief Financial Officer